AMWEST INSURANCE GROUP, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

1. Purpose of the Plan. Under this Employee Stock Purchase Plan (the "Purchase Plan") of Amwest Insurance Group, Inc., a Delaware corporation, (the "Company"), certain eligible employees will be able to purchase directly from the Company shares of the Company's common stock ("Common Stock") at a discount from the market price, and to pay the purchase price in installments by payroll deductions. The Purchase Plan is designed to advance the best interests of the Company, to promote employee morale, and to encourage employee ownership of the Company's Common Stock. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code") (including any amendments or replacements of such section), and the Purchase Plan shall be so construed.


     2. Stock Subject to Plan. Under the Purchase Plan, there is a maximum of 200,000 shares of Common Stock (subject to adjustment as provided under Section
14) which may be sold. Such shares may be either authorized but unissued shares, or shares reaquired by the Company for sale under the Purchase Plan. The Common Stock to be purchased under the Purchase Plan shall be previously issued shares purchased in the open market or in privately-negotiated transactions.


     3. Eligible Employees. The employees eligible to be considered for participation in the Purchase Plan are any persons employed by the Company or its parent or subsidiaries for at least 3 months; provided, however, that the term "Eligible Employee" shall specifically exclude:

      (a) any employee whose customary working schedule is 20 hours or less per week;

      (b) any employee whose customary employment is 5 months or less in any calendar year;

      (c) any employee who owns, or immediately after an offering under the Purchase Plan would be deemed to own (under Section 424(d) of the Code, relating to attribution of stock ownership) shares of stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company. For this purpose, shares which the employee may purchase under outstanding options shall be treated as stock owned by the employee; and

      (d) any employee who resides in a jurisdiction whose laws prohibit participation in the Purchase Plan.


     4. Method of Participation. "Purchase Periods" shall be of one-month duration, commencing on the first day of each month. Each Eligible Employee on the first day of a Purchase Period may elect to participate in the Purchase Plan ("Participant") by executing and delivering, at least 15 days prior to such day, a payroll deduction authorization, on the terms and conditions specified in
Section 5. Such Employee will thereby become a "Participant" for such Purchase Period and for each subsequent consecutive Purchase Period, subject to Section 5 below.


     5. Payroll Deductions. All Participant contributions to the Purchase Plan shall be made only by payroll deductions. Each enrollment form shall specify the amount that the Participant elects to contribute under the Purchase Plan for each payroll period and shall authorize the Company to withhold such amount from the salary of such Participant with respect to each payroll period thereafter until such Participant's participation in the Purchase Plan is terminated or until the amount of such deductions is changed or suspended as hereafter provided. The payroll deduction authorization shall request withholding at a rate (in whole percentages) of not less than 1% nor more than 15% from the Participant's Compensation by means of substantially equal payroll deductions over the Purchase Period. The payroll deduction authorization shall remain in effect for consecutive subsequent Purchase Periods unless changed or revoked by the Participant pursuant to this Section 5. A Participant may increase or reduce the withholding rate of his or her payroll deduction authorization by one or more whole percentage points (but not less than 1% or more than 15%) or may cease Participation entirely by delivering a revised enrollment/change form to the Company. Such increase or reduction in withholding or cessation of participation shall become effective at the earliest administratively feasible time. All amounts withheld in accordance with a Participant's payroll deduction authorization shall be credited to a withholding account for such Participant as soon as administratively feasible after payroll withholding. The Company shall be entitled to use of the contributions immediately after payroll withholding, may maintain the contributions as a single account, and shall have no obligation to pay interest with respect to the contributions or Common Stock of any Participant.


     6. Purchase of Shares. Each person who is a Participant on the first business day of a Purchase Period shall, as of such day, automatically receive a share purchase right to purchase shares of the Common Stock during such Purchase Period, subject to the following conditions. Subject to the limitation specified below, such right to purchase Common Stock shares shall be for a number of shares of Common Stock, determined by dividing (i) the balance in the Participant's withholding account on the last day of the Purchase Period by (ii) the purchase price per share of the Common Stock determined under Section 7. In no event shall a Participant receive a share purchase right under the Purchase Plan in any calendar year exceeding $25,000 (or such different amount as may be permitted under the Code and still comply with the requirements of the Code) in fair market value (as calculated in the manner provided for in the Code).


     7. Purchase Price. The purchase price per share of Common Stock purchased under the Purchase Plan shall be 92% of the fair market value of the Common Stock on the last business day of the Purchase Period, defined as the closing price of the Company's Common Stock on the American Stock Exchange (or such other securities market on which the Company's Common Stock is primarily traded) on such date.


     8. Purchase of Shares. Each Participant in the Purchase Plan on the last business day of a Purchase Period shall be deemed to have exercised on such day the share purchase right granted to him or her for that Purchase Period. Upon such exercise, the balance of the Participant's withholding account shall be applied to the purchase of the number of shares of Common Stock determined under
Section 6.


     9. Cancellation of Share Purchase Right; Withdrawal. A Participant who holds a share purchase right under the Purchase Plan may at any time prior to exercise thereof under Section 8 cancel such share purchase right as to all (but not less than all) the shares subject or to be subject to such share purchase right by written notice delivered to the Company. A Participant who cancels a share purchase right under the Purchase Plan shall be deemed to have withdrawn from the Purchase Plan. A Participant who terminates his or her payroll deduction authorization pursuant to Section 5 shall be deemed to have withdrawn from the Purchase Plan. Any Participant who cancels a share purchase right or terminates his or her payroll deduction authorization may again become a Participant in accordance with such rules and regulations as the Company may adopt from time-to-time relating to re-entry in the Purchase Plan. Upon withdrawal, the balance in his or her withholding account shall be returned to him or her as soon as administratively feasible.


     10. Termination of Employment. Subject to Section 11, upon the termination of a Participant's service with the Company for any reason, he or she shall cease to be a Participant, and any share purchase right held by such Participant under the Purchase Plan shall be deemed canceled. The balance of his or her withholding account shall be returned to him or her, and he or she shall have no further rights under the Purchase Plan.


     11. Death of Participant. A Participant may file a written designation of "Designated Beneficiary". Such designation shall also provide the Participant' election whether to either (i) cancel (pursuant to Section 9) the Participant's share purchase right upon his or her death or (ii) apply, as of the last business day of the Purchase Period, the balance of the deceased Participant's withholding account at the time of death to the exercise of his or her share purchase right (pursuant to Section 8). In the absence of a valid election otherwise, the death of a Participant shall be deemed to effect a cancellation of his or her share purchase right pursuant to Section 9.

     A designation of Designated Beneficiary and the foregoing election may be changed by the Participant at any time, by written notice to the Company. In the event of the death of a Participant and receipt by the Company of proof of the identity and existence at the Participant's death of a Designated Beneficiary, the Company shall deliver to such beneficiary the Common Stock or cash in the Participant's account. If there is no surviving Designated Beneficiary, then the Company shall deliver the Common Stock or cash in the Participant's account to the executor or administrator of the estate of the Participant. No Designated Beneficiary shall, prior to the death of the Participant by who he or she has been designated, acquire any interest in any Common Stock or cash credited to the Participant under the Purchase Plan.


     12. Participant' Rights Not Transferable. All Participants shall have the same rights and privileges under the Purchase Plan. Each Participant's rights and privileges under the Purchase Plan may be exercisable during his or her lifetime only by him or her. No share purchase right shall be assignable or transferable except by will or under the laws of descent and distribution, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. If any Participant violates the terms of this
Section 12, then any share purchase right held by him or her may be terminated by the Company and upon return to the Participant of the balance of his or her withholding account, all his or her rights under the Purchase Plan shall terminate.


     13. Administration of Purchase Plan; Costs. The Purchase Plan shall be administered by a committee comprised of at least two directors (the "Committee"). Members of the Committee shall be selected by the Board of Directors. To the extent necessary to comply with the requirements of Rule 16b-3, the Committee shall consist of two or more Disinterested Directors. Also, if the requirements of Section 162(m) of the Code are intended to be met, the Committee shall consist of two or more "outside directors" within the meaning of
Section 162(m) of the Code. The Committee shall have sole and complete authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Purchase Plan as it shall from time-to-time deem advisable, and to construe, interpret, and administer the terms and provisions of the Purchase Plan and the agreements thereunder, subject to the overall supervision of the Board of Directors and to the limitations of Section 423 of the Code. The operational details relating to the day-to-day functioning of the Purchase Plan shall be handled by such person(s) as the Company may from time-to-time designate. The determinations and interpretations made by the Committee are final, conclusive, and binding on all participants. If the Company in its discretion so elects, it may retain a brokerage firm, bank or other financial institution to assist in the purchase of shares, delivery of reports or other administrative aspects of the Purchase Plan.

     All costs and expenses incurred in administering the Purchase Plan shall be paid by the Company, except that any stamp duties or transfer taxes applicable to participation in the Purchase Plan shall be charged to the account of the Participant. Brokerage fees for the purchase of shares by a Participant shall be paid by the Company, while brokerage fees for the sale of shares by a Participant shall be paid by the Participant.

     14. Change in Capitalization. If the Committee shall determine that any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Purchase Plan, then the Committee shall adjust appropriately the number and kind of shares which thereafter may be purchased under the Purchase Plan and the number and kind of shares subject to outstanding share purchase rights.


     15. Amendment and Termination of Purchase Plan. The Board of Directors may amend, abandon, suspend or terminate the Purchase Plan or any portion thereof at any time in such respects as it may deem advisable in its sole discretion, provided that no amendment shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement that is prerequisite for exemptive relief under Section 16(b).

     The Purchase Plan shall terminate automatically as of May 31, 2006. The Purchase Plan shall terminate, in any case, when all or substantially all of the Common Stock reserved for the purposes of the Purchase Plan has been purchased by Participants.


     16. Effective Dates. The Purchase Plan shall be in effect commencing on May 31, 1996, subject to approval by the Company's stockholders.


     17.  General.

        (a) No Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Purchase Plan until he or she has become the holder thereof.

        (b) The validity, construction, interpretation, administration and effect of the Purchase Plan and of its rules and regulations, and rights relating to the Purchase Plan, shall be determined solely in accordance with the laws of the State of Delaware and, to the extent applicable, federal law.

        (c)  Restrictions on Issuance of Shares

             (1) No shares of Common Stock may be purchased under the Purchase Plan unless; (i) the shares pertaining to such share purchase right have been registered under applicable securities laws or are exempt from such registration; (ii) the prior approval has been obtained from any regulatory body having jurisdiction ; and (iii) in the event the Common Stock has been listed on any exchange, the shares pertaining to such share purchase right have been duly listed on such exchange in accordance with the procedure specified therefor. The Company shall be under no obligation to effect or obtain any listing, registration, qualification, consent or approval with respect to shares pertaining to any share purchase right granted under the Purchase Plan. If the shares to be issued upon the exercise of any share purchase right granted under the Purchase Plan are intended to be issued by the Company in reliance upon the exemptions from the registration requirements of applicable securities laws, the recipient of the share purchase right, if so requested by the Company, shall furnish to the Company such evidence and representations, including an opinion of counsel, satisfactory to it, as the Company may reasonably request.

             (2) The Company shall not be liable for damages due to a delay in the delivery or issuance of any stock certificates for any reason whatsoever, including, but not limited to, a delay caused by listing, registration or qualification of the shares of Common Stock pertaining to any share purchase right granted under the Purchase Plan upon any securities exchange or under any applicable law or the effecting or obtaining of any consent or approval of any governmental body.

        (d) The Company expressly reserves the right at any time to terminate a Participant's employment free from any liability or any claim under the Purchase Plan. Neither the Purchase Plan nor any share purchase right granted hereunder is intended to confer upon any Participant any rights with respect to continuance of employment or other utilization of his or her services the Company or its parent or subsidiaries, nor to interfere in any way with his or her right or that of his or her employer to terminate his or her employment or other services at any time (subject to the terms of any applicable written agreement). The loss of existing or potential profit in share purchase rights shall not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of any obligation to the Participant.


     IN TESTIMONY WHEREOF, Amwest Insurance Group, Inc. has executed this Employee Stock Purchase Plan by its officers thereunto duly authorized.



                               AMWEST INSURANCE GROUP, INC.



                               By:  /s/  RICHARD H. SAVAGE
                                           Richard H. Savage
                                       Chairman of the Board and
                                       Co-Chief Executive Officer


ATTEST:



By:   /s/  RICHARD S. BUSCH
          Richard S. Busch
              Secretary